UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 15, 2003

EOS INTERNATIONAL, INC. (Exact name of registrant as specified in its charter)

Delaware ——————————— (State or other jurisdiction of incorporation)	0-15586 ——————————— (Commission File Number)	52-1373960 ——————————— (IRS Employer Identification Number)

888 7th Avenue, 13th Floor, New York, New York (Address of principal executive offices)	10106 (Zip code)

Registrant’s telephone number, including area code: (212) 887-6869

Not Applicable (Former name or former address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.	Other Events and Regulation FD Disclosure

       1.        Increase in Authorized Shares.   On May 15, 2003, Eos International, Inc. (the “Company”) held its 2003 Annual Meeting of Stockholders (the “2003 Annual Meeting”).

       At the 2003 Annual Meeting, the stockholders of the Company approved and adopted an increase in the Company’s authorized shares from 101,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock, to 201,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock.

       On May 20, 2003, the Company received confirmation that effective May 15, 2003, the Certificate of Amendment to the Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware effecting the foregoing increase in the Company’s authorized shares.

       2.       Conversion of Series E Junior Convertible Preferred Stock.   As a result of the increase in the Company’s authorized shares, the Company has a sufficient number of authorized shares of common stock to convert all shares of the Company’s Series E Junior Convertible Preferred Stock into shares of common stock at the exchange ratio of 11,000 shares of common stock for each share of Series E Junior Convertible Preferred Stock.

       On May 21, 2003, each share of the Company’s Series E Junior Convertible Preferred Stock automatically converted into 11,000 shares of the Company common stock.

       3.       Outstanding Shares of Capital Stock.   Upon the conversion of the Company’s Series E Junior Convertible Preferred Stock into shares of common stock, as of the close of business on May 21, 2003, the Company had outstanding 99,020,099 shares of common stock, no shares of Series E Junior Convertible Preferred Stock, and 1,000 shares of Series D Preferred Stock.

       4.       Description of Capital Stock.   The following is an updated summary description of the Company’s capital stock:

General

       The Company is authorized to issue 201,000,000 shares of capital stock, consisting of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value $0.01 per share.

       The Company’s Amended and Restated Certificate of Incorporation authorizes the Company’s board of directors, without stockholder approval, to issue preferred stock into series with such voting rights, designations, preferences, limitations and special rights as may be designated by the board of directors from time to time.

       The following summary descriptions of the Company’s outstanding common stock and outstanding Series D Preferred Stock, respectively, are qualified in their entirety by reference to the Company’s Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, which were filed as Exhibits 3(i) and 3(ii), respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 31, 2003, as amended.

Series D Preferred Stock

       The Company’s Series D Preferred Stock has no voting rights, and the consent of the holders of Series D Preferred Stock is not required for the Company to take any corporate action, except as required by law or as specifically provided in the Certificate of Designations of the Series D Preferred Stock.

       The Company may redeem shares of Series D Preferred Stock at its option and under certain circumstances must redeem the shares. The Company is required to pay upon redemption, or upon the voluntary or involuntary liquidation, dissolution, or winding-upon of the affairs of the Company, a liquidation preference of $3,415.41638 per share plus additional amounts accruing at a rate of 13% per annum from the date of issuance to, but not including, the date fixed by the Company for payment of the liquidation preference. The terms of the Series D Preferred Stock restrict certain dividend distributions to holders of the Company’s common stock and holders of the Company’s preferred stock ranking junior to the Series D Preferred Stock and restrict the Company’s ability to redeem such shares for so long as any shares of Series D Preferred Stock are outstanding. The Company is not required to pay cash dividends on the Series D Preferred Stock; holders of Series D Preferred Stock are entitled to receive dividends only when, as, and if declared by the Company’s board of directors.

Common Stock

       The Company’s common stock has one vote per share. Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences applicable to the Series D Preferred Stock and any other preferences that may be applicable to any then-outstanding preferred stock, holders of the Company’s common stock will be entitled to receive ratably such dividends as may be declared by the Company’s board of directors out of funds legally available therefor. In the event of the Company’s liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of the Series D Preferred Stock and to any other then-outstanding preferred stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 22, 2003	EOS INTERNATIONAL, INC. By: JACK B. HOOD —————————————— Jack B. Hood Chief Financial Officer